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                                                                      EXHIBIT 11

                          BORG WARNER AUTOMOTIVE, INC.
                         AND CONSOLIDATED SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (Thousands)



                                                        Three Months Ended
                                                            March  31,
                                                     1996              1995
                                                    ------            ------
Average shares outstanding                          23,495            23,126
Stock equivalents                                      229               259
                                                    ------            ------
Shares used for computation of
   per share earnings                               23,724            23,385
                                                    ======            ======